NEWS RELEASE
Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2011 Results

DALLAS (August 15, 2011) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2011. IOT announced today that the Company reported a net loss applicable to common shares of $1.5 million or $0.37 per diluted earnings per share for the period ended June 30, 2011, as compared to a net loss applicable to common shares of $18,000 or $0.00 per diluted earnings per share for the same period ended 2010.

Rental and other property revenues were $77,000 for the three months ended June 30, 2011. This represents an increase of $12,000, as compared to the prior period revenues of $65,000, due to an increase in rental income received from the leasing of our storage warehouse.

Property operating expenses were ($11,000) for the three months ended June 30, 2011. This represents a decrease of $46,000, as compared to the prior period operating expenses of $35,000. There was a decrease in the land portfolio of $51,000 and an increase in the other portfolio of $5,000. The decrease in the land portfolio was mainly related to the storage warehouse expenses. There was a decrease of $31,000 due to an adjustment of prior year's taxes and a reduction in overall operating expenses of $25,000, offset by an increase in the Mercer Crossing land expenses of $5,000. The increase in the other portfolio is related to professional fees.

Interest income was $723,000 for the three months ended June 30, 2011. This represents an increase of $102,000 as compared to the prior period interest income of $621,000. The increase was due to an increase in related party receivables, of which accrues interest monthly.

Mortgage loan and interest expense was $420,000 for the three months ended June 30, 2011. This represents an increase of $90,000 as compared to the prior period expense of $330,000. This increase was due to the reconciliation of the debt owed on the Travelers land parcel. An adjustment was made to re-allocate the accrued interest balance between TCI and IOT to correctly reflect the proportionate share of interest expense.

Earnings from unconsolidated subsidiaries and investees relate to 10T's 10.0% investment in TC1 Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.

About Income Opportuntry Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realtv.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $77 and $65 for the three months ended, $153 and $126 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	$77	$65	$159	$126

Expenses:
Property operating expenses (including $2 and $0 for the three months ended, $4 and $0 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	(11)	35	46	87
General and administrative (including $61 and $53 for the three months ended, $116 and $62 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	181	123	278	179
Provision on impairment of real estate assets	1,474	-	1,474	-
Advisory fee to affiliates	211	216	431	434
Total operating expenses	1,855	374	2,229	700
Operating loss	(1,778)	(309)	(2,070)	(574)

Other income (expense):
Interest income from related party notes receivable	723	621	1,017	1,330
Mortgage and loan interest	(420)	(330)	(729)	(663)
Earnings from unconsolidated subsidiaries and investees	(50)	-	(50)	3
Total other income (expenses)	253	291	238	670
Income (loss) before gain on land sales, non-controlling interest, and taxes	(1,525)	(18)	(1,832)	96
Income (loss) from continuing operations before tax	(1,525)	(18)	(1,832)	96
Income tax benefit	-	-	-	48
Net income (loss)	(1,525)	(18)	(1,832)	144

Earnings per share - basic
Income (loss) from continuing operations	$(0.37)	$-	$(0.44)	$0.03
Net income (loss) applicable to common shares	$(0.37)	$-	$(0.44)	$0.03

Earnings per share - diluted
Income (loss) from continuing operations	$(0.37)	$-	$(0.44)	$0.03
Net income (loss) applicable to common shares	$(0.37)	$-	$(0.44)	$0.03

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	June 30,	December 31,
	2011	2010
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Real estate subject to sales contracts, at cost	3,576	5,050
Total real estate	28,087	29,561

Notes and interest receivable from related parties	35,820	38,405
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	33,994	36,579
Cash and cash equivalents	42	20
Investments in unconsolidated subsidiaries and investees, subject to sales contract	39	89
Receivable and accrued interest from related parties	52,307	48,598
Other assets	2,163	2,240
Total assets	$116,632	$117,087

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$35,577	$34,214
Notes and interest payable related to subject to sales contracts	2,387	2,390
Deferred revenue (from sales to related parties)	6,550	6,550
Accounts payable and other liabilities (including $1 in 2011 and $1 in 2010 to affiliated and related parties)	418	401
	44,932	43,555
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2011 and 2010	42	42
Treasury stock at cost, 5,461 in 2011 and 2010	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	9,742	11,574
Total shareholders' equity	71,700	73,532
Total liabilities and shareholders' equity	$116,632	$117,087